Exhibit 99.4

PINNACLE ENTERTAINMENT, INC.

$500,000,000

Offer to Exchange

5.625% Senior Notes due 2024,

Which Have Been Registered Under the Securities Act of 1933,

for

any and all Outstanding 5.625% Senior Notes due 2024

(CUSIP Nos. 69354P AA9 and U7264P AA5)

Pursuant to the Prospectus dated                     , 2017

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2017, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Registered Holders and The Depository Trust Company Participants:

We are enclosing herewith the materials listed below relating to the offer by Pinnacle Entertainment, Inc. (f/k/a PNK Entertainment, Inc.), a Delaware corporation (the “Company”), to exchange up to $500 million aggregate principal amount of 5.625% Senior Notes due 2024 that have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for any and all outstanding 5.625% Senior Notes due 2024 of ours that were issued on April 28, 2016 and October 12, 2016 (collectively, the “Original Notes”), upon the terms and subject to the conditions set forth in the Company’s prospectus, dated                     , 2017 (the “Prospectus”) and the related Letter of Transmittal (which, together with the Prospectus constitute the “Exchange Offer”).

Enclosed herewith are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Letter which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, with space provided for obtaining such client’s instruction with regard to the Exchange Offer; and

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

The Company will not pay any fee or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from the Exchange Agent at its address set forth on the cover of the Letter of Transmittal.